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                                     EXHIBIT 11
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                  STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE (1)

                                     For the Twelve Months Ended June 30,
                   ----------------------------------------------------------------------
                             1996                    1995                    1994
                   ----------------------  ----------------------  ----------------------
                                  Fully                   Fully                   Fully
                     Primary     Diluted     Primary     Diluted     Primary     Diluted
                   ----------  ----------  ----------  ----------  ----------  ----------
Weighted
 average shares
 outstanding:

  Common stock     12,195,891  12,195,891  12,395,891  12,395,891  12,350,959  12,350,959
  Shares available
    under options     123,755     147,626     202,211     202,211     429,728     429,728
                   ----------  ----------  ----------  ----------  ----------  ----------

Weighted average
  common and common
  equivalent shares
  outstanding      12,319,646  12,343,517  12,598,102  12,598,102  12,780,687  12,780,687
                   ==========  ==========  ==========  ==========  ==========  ==========


Net income         $  778,895  $  778,895  $  127,827  $  127,827  $  204,851  $  204,851
                   ==========  ==========  ==========  ==========  ==========  ==========


Earnings
  per share           $  0.06     $  0.06     $  0.01     $  0.01     $  0.02     $  0.02
                   ==========  ==========  ==========  ==========  ==========  ==========




(1) Fully diluted earnings per share are not presented on the Company's Statement of Operations due to fully diluted earnings per share not having a difference from primary earnings per share of greater than 3% for the years ended June 30, 1996, 1995 and 1994.

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